Exhibit 99.1

News Release

For immediate release	For more information contact:
February 2, 2018	Jeff Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Announces Closing of Sale of its MDSS Service Contracts
to Philips North America

Suwanee, GA. - February 2, 2018 - Digirad Corporation (Nasdaq: DRAD) today announced that it had closed its previously announced definitive purchase agreement with Philips North America (“Philips”) to sell its MDSS Service contracts for total consideration of $8 million, less customary closing adjustments.

Digirad President and CEO Matt Molchan said, “We are pleased that we were able to conclude the closing of this transaction, and believe the business will be in good hands with Philips. Now that we are closed, we can move forward with focusing on our core business - providing mobile diagnostic healthcare solutions.”

The MDSS Service business provided post warranty contract maintenance services for large diagnostic imaging equipment, primarily in the upper mid-west region of the United States for Philips products, and represented a portion of the MDSS reportable segment.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment. For more information, please visit www.digirad.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company’s ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.